                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No.   )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:


[_]Preliminary Proxy Statement


[_]Confidential, for Use of the Commission Only (as permitted by Rule
   14a-6(e)(2))


[X]Definitive Proxy Statement


[_]Definitive Additional Materials

[_]Soliciting Material under Rule 14a-12

                                   FNB Corp.
                               -----------------
               (Name of Registrant as Specified in Its Charter)

     (Name of Person(s) Filing Proxy Statement, if Other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]$125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
   22(a)(2) of Schedule 14A

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   O-11(a)(2) and identify
   the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

                                   FNB CORP.
                               101 Sunset Avenue
                        Asheboro, North Carolina 27203

                               -----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held May 14, 2002

                               -----------------

   Notice is hereby given that the regular Annual Meeting of Shareholders of FNB Corp. (the "Corporation") will be held at the AVS Banquet Centre, 2045 North Fayetteville Street, Asheboro, North Carolina, on Tuesday, the 14th day of May, 2002, at one o'clock p.m., preceded by a buffet luncheon beginning at 12:15 p.m., for the following purposes:

    1. To elect three Class I Directors to serve for three-year terms expiring at the Annual Meeting in 2005.

    2. To consider approval of an amendment to the Articles of Incorporation to modify the supermajority shareholder vote requirement for business combinations.

    3. To consider and act upon any other business as may come before the meeting or any adjournment thereof.

   All shareholders are invited to attend the meeting. Only those shareholders of record at the close of business on March 28, 2002, shall be entitled to notice of the meeting and to vote at the meeting.

   Information relating to the activities and operations of FNB Corp. during the fiscal year ended December 31, 2001, is contained in the Corporation's Annual Report, which is enclosed.

                                          By Order of the Board of Directors

                                          /s/ Jerry Little
                                          JERRY A. LITTLE
                                          Treasurer and Secretary

April 12, 2002

Your Board of Directors urges you to mark, date, sign and return the enclosed proxy as promptly as possible whether or not you plan to attend the meeting in person. The proxy may be revoked at any time by notifying the Secretary of FNB Corp. in writing prior to the voting of the proxy.

                                   FNB CORP.
                               101 Sunset Avenue
                        Asheboro, North Carolina 27203

                               -----------------

                                PROXY STATEMENT

                               -----------------

                              GENERAL INFORMATION

   The following information is furnished in connection with the solicitation of proxies by the Board of Directors of FNB Corp. (the "Corporation" or "FNB") for use at the Annual Meeting of Shareholders to be held on May 14, 2002. The principal executive offices of the Corporation are located at its wholly owned subsidiary, First National Bank and Trust Company (the "Bank"), 101 Sunset Avenue, Asheboro, North Carolina 27203 (Telephone: 336-626-8300). This proxy statement and the enclosed form of proxy were first sent to shareholders on or about April 12, 2002.

   A proxy may be revoked by the person giving it by delivering a written notice to the Corporation prior to the meeting or by personally requesting that it be returned. The shares represented by all properly executed proxies received by the Corporation in time to be taken to the meeting will be voted; and, if a choice is specified on the proxy, the shares represented thereby will be voted in accordance with such specification. If a specification is not made, the proxy will be voted for the proposals set forth in the Notice of Annual Meeting of Shareholders.

   Solicitation of proxies may be made in person or by mail or telephone by directors, officers and regular employees of the Corporation or the Bank without additional compensation therefor. The Corporation may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of FNB Common Stock held of record by such person, and the Corporation will reimburse such forwarding expenses. The Corporation will pay the costs of solicitation of proxies.

           VOTING SECURITIES OUTSTANDING AND PRINCIPAL SHAREHOLDERS

   Only holders of record of FNB Common Stock at the close of business on March 28, 2002 (the "Record Date"), are entitled to a notice of and to vote on matters to come before the Annual Meeting or any adjournment thereof. On the Record Date, there were 4,750,447 shares of FNB Common Stock issued and outstanding.

   Each share is entitled to one vote on all matters. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of FNB Common Stock entitled to vote is necessary to constitute a quorum.

   The Corporation is not aware of any holders of more than 5% of the outstanding shares of FNB Common Stock as of March 28, 2002.

                              EXECUTIVE OFFICERS

   The following table sets forth the current executive officers of the Corporation and also shows their positions with the Bank:

          Name        Age Position in Corporation     Position in Bank
          ----        --- ----------------------- -------------------------
    Michael C. Miller 51  Chairman and President  Chairman and President
    R. Larry Campbell 57  Vice President          Senior Vice President
    Jerry A. Little.. 58  Treasurer and Secretary Senior Vice President and
                                                  Secretary

   The above officers have held executive positions with the Corporation and the Bank for at least the past five years, except for Mr. Campbell who was the President and Chief Executive Officer of Carolina Fincorp, Inc. and Richmond Savings Bank, Inc., SSB from 1990 to 2000. Officers are elected annually by the Board of Directors.

                             ELECTION OF DIRECTORS

   The bylaws of the Corporation provide that the number of directors shall consist of not less than nine nor more than twenty-five, with the exact number of directors within such maximum and minimum limits to be fixed and determined from time to time by resolution adopted by a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof. The Board of Directors has set the total number of directors at 11, all of whom either will be elected at the 2002 Annual Meeting or were previously elected and will remain in office after that meeting.

   The Board of Directors is divided into three classes: Class I, Class II and Class III. In accordance with this classification, the members of Class I of the Board of Directors are to be elected at this Annual Meeting. It is intended that the persons named in the accompanying form of proxy will vote for the three nominees listed below for directors of the Corporation in Class I, unless authority so to vote is withheld. Each nominee is at present a member of the Board of Directors. Class I directors will serve for three-year terms expiring at the 2005 Annual Meeting or until their successors shall be elected and shall qualify. Directors are elected by a plurality of the votes cast. Abstentions and broker nonvotes will not affect the election results if a quorum is present.

   The following information is furnished with respect to the nominees for election as directors of the Corporation in Class I, and for the directors in Classes II and III whose terms expire at the Annual Meetings occurring in 2003 and 2004, respectively. Each nominee for Class I director and each director presently serving in Classes II and III also serves as a director of the Bank.

 Nominees for Class I Directors to Serve for Three-Year Terms Expiring at the
                            Annual Meeting in 2005

                                                                           Director
         Name          Age Principal Occupation During the Past Five Years  Since
         ----          --- ----------------------------------------------- --------
Darrell L. Frye....... 56      Vice President of Finance, Harriss &          1999
                               Covington Hosiery (Manufacturer of
                               men's and ladies' athletic socks)

J. M. Ramsay III...... 54      President, Elastic Therapy, Inc.              1989
                               (Manufacturer of medical and specialty
                               hosiery)

Charles W. Stout, M.D. 69      Retired; Family Physician (in active          1989
                               practice until 1996)

Class II Directors with Continuing Terms Expiring at the Annual Meeting in 2003

                                      Principal Occupation            Director
          Name          Age        During the Past Five Years          Since
          ----          --- ----------------------------------------- --------
 W. L. Hancock......... 66  President and Treasurer, Hancock Farms,     1973
                            Inc. (Purebred cattle)

 Cooper M. McLaurin.... 58  Vice President, McLaurin Industries (Real   2001
                            estate holding company)

 R. Reynolds Neely, Jr. 48  Planning Director, City of Asheboro         1980
                            Planning Department

 Richard K. Pugh....... 67  Retired; Chairman (until retirement in      1988
                            1999), Pugh Oil Company, Inc.
                            (Convenience stores and petroleum
                            products distribution)

Class III Directors with Continuing Terms Expiring at the Annual Meeting in 2004

                                       Principal Occupation            Director
          Name          Age         During the Past Five Years          Since
          ----          --- ------------------------------------------ --------
 James M. Campbell, Jr. 63  President and Treasurer, Sew Special, Inc.   1984
                            (Manufacturer of private label apparel)

 R. Larry Campbell..... 57  Vice President of FNB Corp. (effective       2000
                            2002) and Senior Vice President of First
                            National Bank and Trust Company
                            (effective 2000); formerly President and
                            Chief Executive Officer, Carolina
                            Fincorp, Inc and Richmond Savings
                            Bank, Inc., SSB (1990-2000)

 Thomas A. Jordan...... 62  President, Michael Thomas Furniture          1984
                            Company (Manufacturer of upholstered
                            furniture)

 Michael C. Miller..... 51  Chairman and President of FNB Corp.          1992
                            and First National Bank and Trust
                            Company (Chairman effective 1999)

   In the event that any nominee should not be available to serve for any reason (which is not anticipated), it is intended that the persons acting under the proxy will vote for the election, in his stead, of such other persons as the Board of Directors of the Corporation may recommend.

Committees of the Board

   The Board of Directors holds regular monthly meetings to conduct the normal business of the Corporation and meets on other occasions when required for special circumstances. In addition, certain board members serve on standing committees. Among these committees are the Audit and Compliance, Compensation and Nominating Committees, whose members and principal functions are as follows:

   Audit and Compliance Committee. The Audit and Compliance Committee reviews significant audit and accounting principles, policies and practices and meets with the audit manager relative to internal audit functions and with the independent auditors to review the performance of the audit manager and internal controls and accounting procedures. The committee also reviews significant regulatory compliance matters and meets with the compliance officer relative to the compliance management function. Additionally, the committee reviews regulatory reports filed with the Federal Reserve Board and Comptroller of the Currency. Members of this committee are Directors Neely, Frye, Hancock and Stout. The Audit and Compliance Committee met five times during the 2001 fiscal year.

   Compensation Committee. The Compensation Committee deals in broad terms with personnel matters and reviews the compensation of the senior officers of the Corporation and the Bank. Members of this committee are Directors J. Campbell, Neely and Pugh. The Compensation Committee met three times during the 2001 fiscal year.

   Nominating Committee. The Board of Directors, as a group, serves as the Nominating Committee and in that capacity recommends nominees for election to the Board. Qualified candidates recommended by shareholders will be considered by the Board. In order for a candidate recommended by a shareholder to be considered as a nominee at the next annual meeting, the name of the candidate, together with a written description of the candidate's qualifications, must be received by the Secretary of FNB Corp., 101 Sunset Avenue, Asheboro, North Carolina 27203, no later than December 13, 2002.

   During the fiscal year ended December 31, 2001, the Board of Directors held a total of 13 meetings. Each incumbent Director attended 75% or more of the total number of meetings of the Board and of the committees of the Board on which he or she served, except for Cooper M. McLaurin who attended 73% of such meetings.

                            EXECUTIVE COMPENSATION

   Except as otherwise noted, the following table shows for the fiscal years ended December 31, 2001, 2000 and 1999, the cash and certain other compensation paid to or received or deferred by persons who were at December 31, 2001 the chief executive officer of the Corporation and the other executive officers of the Corporation whose total salary and bonus in 2001 exceeded $100,000.

                          Summary Compensation Table

                                                                                Long Term
                                                          Annual Compensation Compensation
                                                          ------------------- -------------
                                                                               Securities
                                                                               Underlying
           Name and Principal Position                                        Stock Options  All Other
              on December 31, 2001                Year      Salary    Bonus        (#)      Compensation
           ---------------------------            ----     --------  -------  ------------- ------------
Michael C. Miller,............................... 2001    $216,875   $52,229         --        $6,930(2)
 Chairman and President of the Corporation        2000     192,500    47,888     25,000         6,930
 and the Bank                                     1999     192,500    34,192      7,500         6,680

R. Larry Campbell,............................... 2001    $102,917   $16,366         --        $3,610(3)
 Senior Vice President of the Bank                2000(1)   72,500     6,700      3,000         1,778

Jerry A. Little,................................. 2001    $ 92,000   $19,125         --        $5,442(4)
 Senior Vice President and Secretary of the Bank, 2000      87,305    22,215     10,000         5,391
 Treasurer and Secretary of the Corporation       1999      84,788    11,726      3,000         4,999

--------
(1) Mr. Campbell became an employee of the Bank in April 2000.
(2) Amount shown consists of $1,680 paid by the Bank pursuant to a Split Dollar Insurance Program for executives and $5,250 contributed by the Corporation to a 401(k) plan.

(3) Amount shown consists of a contribution by the Corporation to a 401(k) plan.
(4) Amount shown consists of $2,073 paid by the Bank pursuant to a Split Dollar Insurance Program for executives and $3,369 contributed by the Corporation to a 401(k) plan.

Stock Options

   The Corporation did not grant any stock options in the 2001 fiscal year.

   The following table shows the number of shares covered by exercisable and unexercisable options held by the executive officers named in the Summary Compensation Table as of December 31, 2001. No options were exercised by these executive officers in 2001.

                      Option Values at December 31, 2001

                         Number of Securities
                              Underlying           Value of Unexercised
                        Unexercised Options at    In-the-Money Options at
                         December 31, 2001 (#)     December 31, 2001 (1)
                       ------------------------- -------------------------
           Name        Exercisable Unexercisable Exercisable Unexercisable
           ----        ----------- ------------- ----------- -------------
     Michael C. Miller   48,000       24,500      $175,550      $73,325
     R. Larry Campbell   25,090        2,400       133,324        8,232
     Jerry A. Little..   16,200        9,800        64,680       29,330

--------
(1) The closing price of the Corporation's Common Stock on December 31, 2001, the last trading day of 2001, was $15.18.

Pension Plan Table

   The following table shows the estimated annual retirement benefits payable at the normal retirement age of 65 to participants in the Corporation's qualified and nonqualified defined benefit plans with salaries in the classifications indicated.

                              Pension Plan Table

                           Approximate Annual Benefit Upon Retirement
     Assumed Average             For Years of Service Indicated
     Compensation for -----------------------------------------------------
     Final Ten Years  15 Years 20 Years 25 Years 30 Years 35 Years 40 Years
     ---------------  -------- -------- -------- -------- -------- --------
         $100,000....  45,046   50,046   50,046   50,046   50,046   53,776
          125,000....  58,796   65,046   65,046   65,046   65,046   69,464
          150,000....  72,546   80,046   80,046   80,046   80,046   85,151
          175,000....  86,296   95,046   95,046   95,046   95,046  100,839
          200,000.... 100,046  110,046  110,046  110,046  110,046  116,526
          225,000.... 113,796  125,046  125,046  125,046  125,046  132,214
          250,000.... 127,546  140,046  140,046  140,046  140,046  147,901
          300,000.... 155,046  170,046  170,046  170,046  170,046  179,276
          350,000.... 182,546  200,046  200,046  200,046  200,046  210,651

   The Corporation's defined benefit plans include a noncontributory, qualified Pension Plan and a noncontributory, nonqualified supplemental executive retirement plan ("SERP"). The Pension Plan covers substantially all full-time employees who qualify as to age and length of service. Benefits under the Pension Plan are based on the employee's compensation, which is comprised of total annual salary and bonus, total years of service, age at retirement and the employee's covered compensation under the Social Security laws. As of January 1, 2002, the individuals named in the Summary Compensation Table had the following credited years of service under the Pension Plan: Mr. Miller, 16 years; Mr. Campbell, 2 years and Mr. Little, 17 years.


   The SERP applies to certain executive employees, including the individuals named in the Summary Compensation Table other than Mr. Campbell. Annual benefits payable under the SERP are based on factors similar to those for the Pension Plan and are limited to 60% of Average Compensation, offset by amounts payable under the Pension Plan and by 50% of Social Security benefits. Average Compensation for purposes of both the Pension Plan and the SERP means the average annual compensation during the final ten years of employment.

   The benefit amounts listed in the above Pension Plan Table reflect a straight life annuity. Due to limitations on benefits payable under the SERP, the annual benefits in the table for 40 years of service result from application of the Pension Plan. Annual retirement benefits over $160,000 exceed the current maximum benefits allowable for qualified plans under the Internal Revenue Code.

   In connection with the acquisition by the Corporation of Carolina Fincorp, Inc. in 2000, the Bank assumed the obligations of Richmond Savings Bank, Inc., SSB under its Nonqualified Supplemental Retirement Plan with Mr. R. Larry Campbell. Under that plan, Mr. Campbell is entitled to a retirement benefit of $30,000 per year payable for 10 years commencing at age 65. The plan also provides for a $300,000 death benefit payable to Mr. Campbell's beneficiaries if his employment is terminated by his death prior to age 65.

Director Compensation

   Directors who are not also employees of the Corporation or the Bank are paid $500 for each Board meeting they attend and receive an additional $250 for each committee meeting attended. In addition, each nonemployee director is paid a monthly retainer of $500. Directors may elect to defer receipt of their fees and monthly retainers until their retirement from the Board. Any deferred fees and retainers become a general obligation of the Corporation to be credited with interest at the Bank's deposit rate applied to individual retirement accounts with a two-year term and priced on a monthly variable-rate basis, subject to a minimum rate of 5.5% per annum.

Employment Agreements

   The Bank has entered into employment agreements with Michael C. Miller and
R. Larry Campbell to assure their continuing services to the Bank.

   Mr. Miller's employment under his employment agreement may be terminated by either Mr. Miller or the Bank upon 60 days' prior written notice to the other. The employment agreement provides that Mr. Miller's salary and benefits will be as mutually agreed upon by Mr. Miller and the Board of Directors. The employment agreement also provides that if following a change in control of the Bank or the Corporation Mr. Miller terminates his employment either voluntarily within 90 days of the change of control or because his authority or responsibilities are substantially reduced or his salary or benefits are reduced to a level below that in effect immediately prior to the change of control or because he is advised to change his residence or principal place of business from Asheboro, North Carolina, then Mr. Miller will be entitled to receive in three equal annual installments commencing on the date of termination an aggregate amount equal to 2.99 times his average total cash compensation for the five fiscal years immediately preceding the change of control. This amount may be reduced to the extent necessary to avoid the disallowance of a deduction to the Bank or the existence of an "excess parachute payment" under the Internal Revenue Code. Mr. Miller may forfeit this payment if he solicits or encourages a change of control without the prior approval of the Board of Directors of the Bank or the Corporation. The agreement also contains provisions that prohibit Mr. Miller from competing with the Bank during and for a period of time following his employment with the Bank.

   The Bank entered into an employment agreement with Mr. Campbell in connection with the acquisition in 2000 of Carolina Fincorp, Inc. The agreement has an annually renewing three-year term, unless either the Bank or Mr.
Campbell notifies the other of its intent not to renew, but the term is not to continue automatically for more than nine years. The employment agreement provides that Mr. Campbell will receive an annual base salary initially set at $100,000 with increases as determined in accordance with the Bank's policies and practices for employee compensation. The employment agreement also provides that it may be terminated by the Bank with cause or as a result of Mr. Campbell's death or disability. Mr. Campbell may terminate the agreement upon 60 days' notice to the Bank. In the event the Bank terminates Mr. Campbell's employment other than by reason of death, disability or "cause," Mr. Campbell would continue to receive his then annual base salary for the otherwise then remaining term of the employment agreement. The Bank would also continue to provide Mr. Campbell with the benefits to which he is entitled under the agreement, or their economic equivalent, for the remaining term. If Mr. Campbell's employment is terminated by reason of continued disability, he would continue to receive his then annual base salary for the otherwise then remaining term of the agreement, less any disability payments to him from any disability plan of the Bank or FNB. The agreement contains confidentiality provisions as well as provisions prohibiting Mr. Campbell from competing with the Bank during and for a period of time following his employment with the Bank.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation Committee is responsible for setting the compensation for the members of senior management of the Corporation and the Bank. The Committee determines the compensation level of the President, which is reviewed and ratified by the full Board of Directors, and acts upon the recommendations of the President as to the compensation of the other senior management employees. Three nonemployee directors currently serve as members of the Committee: James
M. Campbell, Jr., Chairman, R. Reynolds Neely, Jr. and Richard K. Pugh.

Compensation Philosophy

   The Corporation's compensation policies are designed to attract and retain competent management. The Board's goal is to provide competitive base salaries to the Corporation's and the Bank's management employees and to give them, as well as all other employees of the Corporation and the Bank, performance incentives to motivate superior performance on behalf of the Corporation and its shareholders. The Corporation has generally used two types of incentive compensation: annual cash bonuses based on the overall performance of the Bank and long-term compensation in the form of stock options. The Committee believes that linking long-term compensation to the value of the Corporation's Common Stock is especially effective because it aligns the interests of management with those of the Corporation's shareholders.

Executive Officer Compensation

   Annual Compensation. The Committee's recommendations for base salary for the President and other management employees are based on information available through industry sources regarding the compensation of executives of other institutions similar in size and in other respects to the Bank. The Committee considers annual cash bonuses as an integral part of the Corporation's financial incentive package to achieve the Corporation's goals. Bonuses are paid to all employees of the Bank based on the Bank's operating results for the year in a number of specific areas, with each employee receiving the same percentage of his or her base salary as every other employee. The Committee generally adopts the goals for the year at the beginning of the year. Goals are generally established for the growth in loans and deposits, profit margins, noninterest income, loan quality and productivity. Senior management employees generally receive an additional bonus based on similar criteria in the discretion of the Board, based on the Committee's recommendations.

   Long-Term Compensation. The Corporation's long-term incentive compensation awards are designed to encourage the retention of key executives and to align their interests with the interests of shareholders. Long-term compensation for the President and other management employees consists principally of stock options. The Corporation currently has a Stock Compensation Plan (the "Plan"), which provides for the grant of incentive and nonqualified options, stock bonuses and restricted stock. The Corporation believes that stock options granted under the Plan are performance-based and, therefore, deductible by the Corporation under Section 162(m) of the Internal Revenue Code. The Plan provides for other types of compensation, such as stock bonuses and restricted stock, which will be performance-based only if performance goals are established by the Committee in compliance with Section 162(m); no substantial stock bonuses of restricted stock have ever been granted by the Committee. The Committee administers the Plan and determines, in its discretion, what stock grants will be made. Stock options have been granted to the President and to other management employees on an annual basis, except in 2001, since 1994. For further information regarding the options granted to the President and other executive officers, see "Executive Compensation--Stock Options" above. The Committee believes that all grants to the President under the Plan are performance-based for purposes of Section 162(m).


   CEO Compensation. In setting Mr. Miller's 2001 base salary as President and Chief Executive Officer of FNB, the Compensation Committee considered the Bank's and the Corporation's achievement of various performance goals and reviewed the compensation paid to chief executive officers of comparable financial institutions of similar asset size. Return on assets and return on equity were considered, as well as such factors as loan quality and productivity, growth in loans and deposits, and profitability. The Committee also reviewed national, regional, statewide and local peer group salary data to determine a competitive and reasonable base salary. Mr. Miller's base salary and total bonuses in 2001 are shown in the Summary Compensation Table above. The Committee and the Board of Directors considered this base salary and these bonuses appropriate in view of their overall assessment of the performance of the President, the Corporation and the Bank.

                                          Submitted by the Compensation
                                            Committee of the Board of Directors:

                                          James M. Campbell, Jr., Chairman
                                          R. Reynolds Neely, Jr.
                                          Richard K. Pugh

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   None of the members of the Compensation Committee has ever been an officer or employee of the Corporation or any of its subsidiaries or performs services for the Corporation or its subsidiaries other than as a director.

                               PERFORMANCE GRAPH

   The following graph and table compare the cumulative total shareholder return of FNB Common Stock for the five-year period ended December 31, 2001 with the SNL Southeast Bank Index and the Standard and Poor's 500 Stock Index, assuming an investment of $100 at the beginning of the period and the reinvestment of dividends.

                                    [CHART]


      FBN Corp.  SNL Southeast Bank Index  S&P 500 Index
      ---------  ------------------------  -------------
1996   $100.00           $100.00              $100.00
1997    136.39            151.59               133.37
1998    197.74            161.38               171.44
1999    114.04            127.00               207.52
2000     89.86            127.52               188.62
2001    117.32            158.86               166.22

                                           As of December 31,
                             -----------------------------------------------
                              1996    1997    1998    1999    2000    2001
                             ------- ------- ------- ------- ------- -------
    FNB Corp................ $100.00 $136.39 $197.74 $114.04 $ 89.86 $117.32
    SNL Southeast Bank Index  100.00  151.59  161.38  127.00  127.52  158.86
    S&P 500 Index...........  100.00  133.37  171.44  207.52  188.62  166.22

                    INDEBTEDNESS OF OFFICERS AND DIRECTORS

   Certain of the directors and officers of the Corporation and the Bank and companies with which they are affiliated were customers of and borrowers from the Bank in the ordinary course of business in 2001. Similar banking transactions are expected to take place in the future. In the opinion of management, all outstanding loans and commitments included in such transactions were made substantially on the same terms, including rate and collateral, as those prevailing at the time in comparable transactions with other customers and did not involve more than normal risk of collectibility or contain other unfavorable features.

                       SECURITY OWNERSHIP OF MANAGEMENT

   The following table sets forth as of March 28, 2002, certain information with respect to the beneficial ownership of FNB Common Stock by directors, by the executive officers named in the Summary Compensation Table and by directors and executive officers as a group.


                                                               Amount and Nature of
                                                               Beneficial Ownership  Percent
     Name and Address                                         March 28, 2002 (1) (2) of Class
     ----------------                                         ---------------------- --------
James M. Campbell, Jr., Director.............................         58,193           1.22
Randleman, NC

R. Larry Campbell, Director and Vice President...............         57,091           1.20
Rockingham, NC

Darrell L. Frye, Director....................................          2,800              *
Archdale, NC

W. L. Hancock, Director......................................        115,439           2.43
Franklinville, NC

Thomas A. Jordan, Director...................................         34,661              *
Liberty, NC

Cooper M. McLaurin, Director.................................         14,581              *
Rockingham, NC

Michael C. Miller, Chairman and President....................         62,124(3)        1.29
Asheboro, NC

R. Reynolds Neely, Jr., Director.............................        160,440(4)        3.37
Asheboro, NC

Richard K. Pugh, Director....................................         11,600              *
Asheboro, NC

J. M. Ramsay III, Director...................................         32,630              *
Asheboro, NC

Charles W. Stout, M.D., Director.............................         28,140              *
Asheboro, NC

Jerry A. Little, Treasurer and Secretary.....................         16,979              *
Asheboro, NC

Directors and executive officers as a group (12 persons).....        594,678(3)(4)    12.14

--------
 * Less than one percent.
(1) Includes shares held by directors' and executive officers' immediate families, including spouse and/or children residing in same household. Does not include 4,620 shares owned by the Ferree Educational and Welfare Fund, of which Mr. Miller is a trustee and treasurer.
(2) Includes shares subject to stock options exercisable as of March 28, 2002 or within 60 days thereafter for Mr. J. Campbell (8,600 shares), Mr. R. Campbell (25,090 shares), Mr. Frye (1,600 shares), Mr. Hancock (8,000 shares), Mr. Jordan (8,600 shares), Ms. McLaurin (4,701 shares, subject to options granted to her husband, Joe M. McLaurin, a former director of the Corporation), Mr. Miller (48,000 shares), Mr. Neely (8,600 shares), Mr. Pugh (8,600 shares), Mr. Ramsay (8,600 shares), Dr. Stout (3,200 shares), Mr. Little (16,200 shares) and all directors and executive officers as a group (149,791 shares).
(3) Includes 1,725 shares held of record by the estate of Mr. Miller's mother and over which Mr. Miller has voting and dispository control as executor of the estate.

(4) Includes 82,292 shares held of record by Mr. Neely's mother and over which Mr. Neely and his sister have joint voting and dispository control pursuant to a revocable power of attorney.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Under the securities laws of the United States, the Corporation's directors, its executive officers, and any persons holding more than 10 percent of the Corporation's stock are required to report their ownership of the Corporation's stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Corporation is required to report in this proxy statement any failure to file by these dates during 2001. All of these filing requirements were satisfied by its directors, executive officers and 10 percent holders. In making these statements, the Corporation has relied on the written representations of its directors, executive officers and 10 percent holders and copies of the reports that they have filed with the Commission.

                             INDEPENDENT AUDITORS

   The Board of Directors has appointed the firm of KPMG LLP independent auditors for the Corporation for the 2002 fiscal year. A representative of KPMG LLP is expected to be present at the Annual Meeting of Shareholders. The representative will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions, including those relating to the 2001 audit of the Corporation's financial statements.

Disclosure of Auditor Fees

   The following is a description of the fees billed to FNB by KPMG LLP during or for the year ended December 31, 2001:

      Audit Fees: Audit fees billed to the Corporation by KPMG LLP in connection with KPMG's audit of the Corporation's annual financial statements for the year ended December 31, 2001 and KPMG's review of the interim financial statements included in the Corporation's quarterly reports on Form 10-Q for the year ended December 31, 2001 totaled $65,000.

      Financial Information Systems Design and Implementation Fees: The Corporation did not engage KPMG LLP to provide advice to the Corporation regarding financial information systems design and implementation during fiscal year 2001.

      All Other Fees: Fees billed to the Corporation by KPMG LLP during the Corporation's 2001 fiscal year for all other services totaled $88,080. This amount included audit-related fees of $56,600, consisting principally of audits of employee benefit plans and implementation of FDICIA reporting, and non-audit fees of $31,480, consisting of tax compliance and tax consulting fees.

                         REPORT OF THE AUDIT COMMITTEE

   The Audit Committee of the Corporation's Board of Directors is comprised of four directors who are not officers or employees of the Corporation. All current members of the Committee are independent for purposes of the National Association of Securities Dealers' listing standards. In accordance with its written charter, which was approved in its current form by the Board of Directors on June 22, 2000, the Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to the shareholders of the Corporation and others, the systems of internal controls established by management and the Board of Directors, and the audit process.

   In performing its oversight function, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Corporation as of and for the year ended December 31, 2001 with management and KPMG LLP, the Corporation's independent accountants. The Audit Committee also discussed with the Corporation's independent auditors all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and discussed and reviewed the results of the independent auditors' examination of the financial statements.

   The Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Corporation that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Audit Committee discussed with the auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee also determined that the provision of the other non-audit services described under "Independent Auditors--Disclosure of Audit Fees" by KPMG LLP to the Corporation is compatible with maintaining KPMG's independence.

   In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Corporation's audited financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

                                          Audit Committee

                                          R. Reynolds Neely, Jr., Chairman
                                          Darrell L. Frye
                                          W. L. Hancock
                                          Charles W. Stout, M.D.

                      PROPOSAL--APPROVAL OF AMENDMENT TO
                      ARTICLES OF INCORPORATION TO MODIFY
                        SUPERMAJORITY SHAREHOLDER VOTE
                     REQUIREMENT FOR BUSINESS COMBINATIONS

   The Board of Directors proposes that the shareholders approve an amendment to the Corporation's Articles of Incorporation, as amended, to modify the requirement that the shareholders of the Corporation approve by a supermajority vote any merger or consolidation of the Corporation with another entity, the sale, lease or exchange of substantially all of the Corporation's assets or the dissolution of the Corporation. The amendment would replace Article IX of the Corporation's Articles of Incorporation with a new Article IX, a copy of which is set forth in Appendix A to this proxy statement. You are urged to read the full text of the proposed new Article IX carefully.


   The proposed amendment has the effect of making the 75% shareholder vote requirement applicable for business transactions involving the merger or consolidation of the Corporation with another entity, the sale, lease or exchange of substantially all of the Corporation's assets or the dissolution of the Corporation only if the transaction has not been approved by the Corporation's Board of Directors. Where the transaction does not involve a related party, meaning a holder of 15% or more of the outstanding FNB Common Stock or that holder's affiliate, and the transaction is approved by three-fourths of the members of the Board of Directors, the 75% shareholder vote requirement does not apply. If a related party is involved, the supermajority shareholder vote will not be required if the transaction has been approved by three-fourths of the "disinterested" members of the Corporation's Board of Directors. "Disinterested" directors are directors who are neither affiliated with nor a nominee of the related party, but only if they were members of the Board of Directors of the Corporation prior to the time the related party became such or were recommended by a majority of the disinterested directors then in office.


   If the requisite Board approval for the transaction is obtained, the North Carolina Business Corporation Act would govern, generally requiring the affirmative vote of the holders of a majority of the outstanding shares of FNB Common Stock then entitled to vote to approve such transactions. If the proposed new Article IX is approved, the affirmative vote of the holders of at least 75% of the outstanding FNB Common Stock would be required to amend its provisions.


   Like the existing Article IX, the proposed amendment could make it more difficult for a third party to acquire control of the Corporation. The proposed amendment, however, makes it easier for the Corporation to acquire other entities than does the present Article IX. A part of the Corporation's strategic plan to enhance shareholder value and to promote growth is to acquire other financial institutions. Fulfilling this plan is made more difficult by the 75% supermajority shareholder vote requirement that must be complied with even if the Corporation is the acquiror and the Corporation's directors approve the proposed acquisition. Although the Corporation may make acquisitions without satisfying the high vote requirement through how it structures the transaction, such as by using a specially created merger subsidiary or effecting a share exchange, the structure employed to avoid the 75% vote requirement may add unnecessary complexity and expense to the transaction.


   The proposed amendment does not make it more difficult for an unfriendly suitor to take over the Corporation than does existing Article IX. A proposed transaction that is approved by of the Corporation's Board of Directors in the manner described above would not have to satisfy any supermajority shareholder vote requirement under the amendment. If that approval is not given, the acquiror would need to obtain under the amendment the same affirmative vote of 75% of the outstanding FNB Common Stock to approve and complete the proposed acquisition as is presently required under the Corporation's Articles of Incorporation.

   The amendment is not being proposed in response to any takeover proposal. The Corporation is not aware of any existing or proposed takeover proposal for the Corporation and the proposed amendment is not being submitted to the shareholders in anticipation of a takeover proposal. Rather, the proposed amendment is being submitted to the shareholders to continue anti-takeover protection similar to that afforded by existing Article IX but to couple that protection with flexibility that would permit the Corporation to acquire other financial institutions.

Vote Required and Board Recommendation

   The affirmative vote of holders of 75% of the shares of FNB Common Stock entitled to vote at the meeting is required to approve the proposed amendment. If the shareholders do not approve the amendment, the Corporation's Articles of Incorporation, which require the affirmative vote of 75% of the Corporation's shares to approve various business transactions in all instances, will continue in effect. The Board of Directors recommends a vote "FOR" the proposal.

                             SHAREHOLDER PROPOSALS

   Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders must be received by the Secretary of FNB Corp., 101 Sunset Avenue, Asheboro, North Carolina 27203, no later than December 13, 2002 for inclusion in the Corporation's proxy statement and form of proxy relating to such meeting. If a shareholder notifies the Corporation any later than February 26, 2003 of an intent to present a proposal at the next Annual Meeting of Shareholders, the Corporation will have the right to exercise its discretionary voting authority with respect to such proposal without including information regarding such proposal in its proxy materials related to such meeting.

                                 OTHER MATTERS

   There is no business other than as set forth, so far as now known, to be presented for action by the shareholders at the meeting. It is intended that the proxies will be exercised by the persons named therein upon matters that may properly come before the meeting or any adjournment thereof, in accordance with the recommendations of management.

                                          By Order of the Board of Directors:

                                          /s/ Michael Miller
                                          Michael C. Miller
                                          Chairman and President

Date: April 12, 2002

                                                                     Appendix A

                                   FNB CORP.
                PROPOSED AMENDMENT TO ARTICLES OF INCORPORATION
                                  ARTICLE IX

   The vote of shareholders of the corporation required to approve any Business Combination (as defined in paragraph (c)(2) of this Article) shall be as set forth in this Article IX.

   (a) Vote Required for Certain Business Combinations. In addition to any vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in paragraph (b) of this Article IX:

      (A) Any merger or consolidation of the corporation with, or any share exchange providing for the acquisition of any class of capital stock of the corporation entitled to vote generally in the election of directors by, any person; or

      (B) Any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions) to or with any person, whether as part of a dissolution or otherwise, of substantially all of the assets of the corporation or any subsidiary of the corporation; or

      (C) The adoption of any plan or proposal for the dissolution of the corporation proposed by or on behalf of any person;

shall require the affirmative vote of the holders of at least three-fourths (75%) of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, considered for this purpose as one class or voting group ("Voting Stock"). Such affirmative vote shall be required notwithstanding that no vote may be required, or that some lesser percentage may be permitted, by law or the Articles of Incorporation or Bylaws of the corporation, or permitted in any agreement with any national securities exchange or otherwise.

   (b) When Higher Vote Is Not Required. The provisions of paragraph (a) of this Article IX shall not be applicable to any Business Combination that shall have been approved by three-fourths (75%) of the Disinterested Directors of the corporation.

   (c) Definitions.  For the purposes of this Article IX:

   (1) A "person" shall mean any individual, firm, corporation or other entity.

   (2) "Business Combination" shall mean any transaction that is referred to in one or more of the clauses (A) through (C) of paragraph (a) of this Article.

   (3) "Related Party" shall mean any person (other than the corporation or any subsidiary of the corporation) who or which:

      (A) is the beneficial owner, directly or indirectly, of fifteen percent (15%) or more of the then outstanding shares of Voting Stock; or

      (B) is an Affiliate or Associate of the corporation and at any time within the three-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of fifteen percent (15%) or more of the then outstanding shares of Voting Stock; or

      (C) is an assignee or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock that were at any time within the three-year period immediately prior to the date in question beneficially owned by any Related Party, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

   (4) A person shall be a "beneficial owner" of any Voting Stock:

      (A) that such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

      (B) that such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise, or (ii) the right to vote, or to direct the vote of any other person, pursuant to any agreement, arrangement or understanding; or

      (C) that are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

   (5) For the purpose of determining whether a person is a Related Party pursuant to paragraph (c)(3) of this Article IX, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (c)(4) of this Article, but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants, options or otherwise.

   (6) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

   (7) A "subsidiary of the corporation" means any corporation of which a majority of any class of equity security (as defined in Rule 3a11-1 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended) is owned, directly or indirectly, by the corporation or by a subsidiary of the corporation or by the corporation and one or more subsidiaries of the corporation; provided, however, that for the purposes of the definition of Related Party set forth in paragraph (c)(3) of this Article IX, the term "subsidiary of the corporation" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

   (8) "Disinterested Director" with respect to any Business Combination involving a Related Party means (i) any member of the Board of Directors of the corporation who is unaffiliated with, and not a nominee of, any Related Party and who was a member of the Board prior to the time that the Related Party became a Related Party, and (ii) any successor of a Disinterested Director (or any other member of the Board who became a director after the time any Related Party became a Related Party) who is unaffiliated with, and not a nominee of, any Related Party and who was recommended by a majority of Disinterested Directors then on the Board of Directors. With respect to any Business Combination not involving a Related Party, "Disinterested Director" means any member of the Board of Directors of the corporation.

   (d) Powers of the Disinterested Directors. Three-fourths (75%) of the Disinterested Directors of the corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article IX, including, without limitation, (i) whether a person is a Related Party, (ii) the number of shares of Voting Stock beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another person, and (iv) whether the requirement of paragraph (b) of this Article IX has been met with respect to any Business Combination. The good faith determination of three-fourths (75%) of the Disinterested Directors on such matters shall be conclusive and binding for all purposes of this Article IX.

   (e) No Effect on Fiduciary Obligations of Related Party. Nothing contained in this Article IX is to be construed to relieve any Related Party from any fiduciary obligation imposed by law.

                                    FNB CORP.
                                101 Sunset Avenue
                         Asheboro, North Carolina 27203

             Proxy for Annual Meeting of Shareholders - May 14, 2002

                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints W. L. Hancock and R. Reynolds Neely, Jr., or either of them, proxies with full power of substitution to vote all shares of FNB Corp. standing in the name of the undersigned at the above Annual Meeting of Shareholders, and all adjournments thereof:

1. ELECTION OF CLASS I DIRECTORS TO SERVE FOR THREE-YEAR TERMS EXPIRING AT THE ANNUAL MEETING IN 2005: Darrell L. Frye, J. M. Ramsay III and Charles W. Stout, M.D.

         _____ With authority to vote for all nominees listed above, except as designated below.
         _____ Withhold authority to vote for all nominees listed above.

         -----------------------------------------------------------------------
         To withhold authority to vote for any individual nominee, write the nominee's name in the space above.

2. PROPOSAL TO APPROVE AN AMENDMENT TO THE ARTICLES OF INCORPORATION to modify the supermajority shareholder vote requirement for business combinations.
         _____ FOR  _____ AGAINST   _____ ABSTAIN

3. With discretionary authority upon such other matters as may come before the meeting.

The Board of Directors recommends a vote for authorization to vote for the nominees and the amendment to the Articles of Incorporation. The proxy will be voted accordingly unless otherwise specified.

Dated:   _____________________, 2002    __________________________________
                                        Signature of Shareholder

                                        __________________________________
                                        Signature of Shareholder

                                        When signing as attorney, executor,
                                        administrator, trustee or guardian,
                                        please give full title.  If more than
                                        one trustee, all should sign. All joint owners must sign.